QGX Ltd.

Unit 31 • 35 Main Street • Waterdown • Ontario • Canada • L0R 2H0
Telephone (905) 689-9442 • Facsimile (905) 689-9443

February 18, 2005

Key Gold Corporation
1942 Broadway, Suite 504
Boulder, CO, 80302

Attn: John Anderson, CEO

Dear Sirs:

Re: Mesothermal Gold Properties – Mongolia

This agreement sets out the terms under which QGX Ltd. ("QGX") grants Key Gold Corporation ("Key Gold") an exclusive option to acquire a 60% interest in the four exploration licenses (the "Licenses") held by QGX that are listed in Schedule A (the "Licenses"), the locations of which are approximately shown on the map contained in Schedule B. The Effective Date of this agreement is March 1, 2005. All funds shown are in U.S. dollars.

The parties agree as follows:

1. QGX will transfer title to the Licenses to a new company (referred to herein as "Newco") to be incorporated in Mongolia for this express purpose by legal counsel to QGX (referred to herein as the "Escrow Agent").

2. Newco shall issue 1,000 shares to QGX for nominal consideration, all of which will be held in trust by the Escrow Agent. QGX shall sign transfer documents for 600 shares in favour of Key Gold, which shall also be held in trust by the Escrow Agent.

3. QGX grants Key Gold an exclusive and irrevocable option (the "Option") exercisable at the sole discretion of Key Gold to acquire 60% of the outstanding shares of Newco by Key Gold completing Work Expenditures[1] totaling $1,500,000 and by issuing 500,000 shares of common stock in Key Gold (the "Key Gold Shares") to QGX all by February 28, 2008.

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[1] In this agreement, "*Work Expenditure*" means the following expenses incurred by Key Gold on exploration, evaluation and development activities on or for the Licenses: payments to keep or secure the Licenses in good standing; expenditures for geophysical surveys, drilling, assays, metallurgical testing, engineering, and construction.

4. Together with the exclusive and irrevocable option to acquire a 60% interest in the Licenses, QGX hereby agrees for the period of the Option to option the Licenses to Key Gold for the purpose of conducting mineral exploration.

5. (a) In order to earn a 60% interest in Newco, Key Gold will incur the following Work Expenditures:

Period Ended On	Work Expenditure	Cumulative Total
February 28, 2006	$ 400,000	$ 400,000
February 28, 2007	500,000	900,000
February 28, 2008	600,000	1,500,000

(b) Key Gold has a firm commitment to spend $400,000 in the first year. Should Key Gold spend less than $400,000 in Work Expenditures in the first year, Key Gold will relinquish all rights under the Option and pay the difference to QGX in cash.

(c) If Key Gold fails to meet the minimum Work Expenditures in years two or three, it will relinquish all rights under the Option but no shortfall payments shall be required. If Key Gold incurs Work Expenditures in excess of the minimum required in one year, the excess will be credited to the Work Expenditure requirement in the subsequent years. Key Gold may elect to exercise the Option by completing the Work Expenditures and issuing the Key Gold shares at any time before February 28, 2008.

(d) During the term of the Option, Key Gold will be responsible for making all governmental land tenure payments required to keep the Licenses in good standing. These costs will be billed 30 days in advance by QGX to Key Gold and included in Work Expenditures. QGX shall be obligated to make all such payments in a timely manner upon receipt of the funds from Key Gold. If Key Gold does not advance the funds to QGX at least 7 days prior to the due date, QGX shall be entitled to make such payments on its own and terminate this agreement, in which case Key Gold will thereby relinquish all rights to the Option.

6. In addition to the Work Expenditures set out in Clause 5(a), Key Gold must also issue the Key Gold Shares to QGX to maintain and exercise the Option, as follows:

Due Date	No. of Shares	
February 28, 2006	100,000	
February 28, 2007	200,000	
February 28, 2008	200,000	
Total	**500,000**	

Keygold will issue each tranche of shares 12 months in advance of the respective due dates so that the shares will be freely tradeable when delivered to

QGX on the due dates as set forth above. The number of shares to be issued shall be subject to standard adjustment provisions.

7. Upon Key Gold earning a 60% interest in Newco, Key Gold will have 60 days to elect in writing to increase its interest to 75% in any of the Licenses by agreeing to pay all costs to obtain a positive feasibility study for a proposed mine development on that License from a recognized independent engineering company. If Key Gold makes such election for any License, that License will be transferred to a separate company so that Key Gold's increased interest in that License can be recognized separate from the other Licenses.

8. Upon Key Gold earning a 60 –75% interest in Newco or another new company, QGX, Newco and Key Gold will enter into a Project Agreement which will include the terms contained in Clause 11 (the "Project Terms").

9. During the term of the Option, Keygold will be operator of the exploration programs on the Licenses and as such will design, manage and operate the exploration programs.

10. During the term of this agreement, Keygold will:

(a) Comply with all applicable laws, rules and regulations and will carry out exploration in a good, workmanlike and efficient manner.

(b) No later than 30 days after the end of each three-month period after the Effective Date of this agreement, provide QGX with reports showing in reasonable detail the work performed, the expenditures incurred and the results obtained in the preceding three-month period. QGX is entitled at its own risk and expense to visit the Licenses provided that such visits are duly coordinated to cause minimum disruption to work programs. QGX has the right to review data pertaining to the Licenses on site or at Key Gold's offices provided that such reviews are coordinated with Key Gold upon a seven (7) day notice. In addition, Key gold will forward copies of all assay and other analytical results to QGX within 30 days of receipt of same by QGX.

(c) Maintain accounts of expenditures on the Licenses in accordance with generally accepted accounting standards, and legislative or regulatory requirements. Such accounts must be available for inspection and/or audit by QGX, at its sole expense, provided that 10 days notice of such inspection is given to Key Gold.

(d) Permit QGX, or its representative, access to the Licenses at all reasonable times duly coordinated with Key Gold upon a seven (7) day notice.

11. The Project Terms, which will apply following exercise of the Option, will include the following:

(a) Pro-rata sharing of all costs and expenses and revenues relating to the Licenses from the date on which Key Gold has completed earning its interest.

(b) Dilution, pro rata according to deemed contributions and actual contributions, should either party elect not to contribute its proportionate share of the costs and expenses relating to a work program where the other party contributes such pro rata share of the costs and expenses. An accelerated dilution 25% above the standard rate will apply if a party elects to contribute to a work program and later defaults against a cash call. For the avoidance of doubt, upon entering into the Project Agreement (assuming that Key Gold has exercised the Option for 60% at that time) the deemed contribution of Key Gold will be 60% of the actual amount of Work Expenditures funded by Key Gold on the License prior to exercising the Option and 40% of that same amount for QGX. If a work program of $1,000,000 is carried out after Key Gold has exercised its Option for 60%, then Key Gold shall be responsible for $600,000 and QGX $400,000. If QGX fails to contribute its $400,000 and Key Gold funds that amount on behalf of QGX, the respective interests in Newco shall be automatically adjusted as follows: Key Gold shall own 1,900,000/2,500,000 or 76% of Newco and QGX shall own 600,000/2,500,000 or 24% of Newco (assuming that the starting total amount was $1,500,000). If in the same situation, QGX elects to contribute but fails to do so, the interest in Newco will be adjusted accordingly.

(c) Upon dilution of a party's interest in Newco below 15%, that party will vest a 1.0% NSR royalty from future production from the Licenses and will have no further interest in the Newco or the Licenses. The other party will have the option to purchase the Royalty for $1,000,000. If the other party does not elect to purchase the Royalty, the Royalty payments will be capped at $2,000,000.

(d) Management of the joint venture will be by a Management Committee which will make decisions by majority vote, with each party having a vote equal to its participating interest. The Management Committee shall consist of a maximum of two members from each party.

(e) Appointment of Key Gold as the manager and operator, with responsibility to conduct all operations in a good, workmanlike and efficient manner in accordance with sound mining practice, industry standards and applicable laws. Should Key Gold's interest in the Licenses fall below 50%, QGX shall have the right to become manager and operator of the Licenses.

(f) Other terms normal to international mineral industry joint venture agreements including provision for binding arbitration to settle disputes.

12. If at any time Key Gold fails to perform any of its obligations under this agreement which failure materially interferes with the implementation of this agreement, QGX may terminate this agreement provided that it has first delivered to Key Gold written notice of such default containing particulars of the obligation which Key Gold has not performed, and Key Gold has not, within 30 days of the date of notice, cured such default.

13. Upon 30 days written notice to QGX, Key Gold may withdraw from and terminate this agreement at any time (the "Termination Date"). Key Gold will remain obligated to make any cash payments and share issuances which are due and owing to QGX prior to and including the day before the Termination Date as well as fulfill the Firm Commitment described in sub-clause 5(b). Such termination will not relieve Key Gold of liabilities, whether known or unknown, to Key Gold, to third parties or to governmental authorities which arise from its activities undertaken and obligations under this agreement for a one-year period from the Termination Date. Key Gold will be required to contribute to its share of any environmental rehabilitation required as a result of work undertaken after the date of this agreement and up to the date of Key Gold's withdrawal. No later than 30 days after its withdrawal, Key Gold will provide QGX with copies of all data obtained from the Property during its work under its Option.

14. QGX represents and warrants that:

(a) QGX or a wholly owned subsidiary is the registered and beneficial owner of the Licenses.

(b) QGX is not aware of any adverse claims against the Licenses and is further not aware of any liens, encumbrances, royalties, options, leases or any contractual commitments affecting the Licenses that have not been disclosed in writing to Key Gold.

(c) It will not breach nor have a conflict with any other agreement or arrangement by entering into or performing the terms of this agreement.

(d) To the best of QGX's knowledge, information and belief after having made reasonable inquiries, the Licenses are in good standing at the date of this agreement.

(e) It has delivered or made available to Key Gold all material information concerning the Licenses in its possession or control or in the possession or control of its Affiliates.

(f) To the best of QGX's knowledge, information and belief all previous work by it and any of its Affiliates and any parties authorized by it or its Affiliates on the Licenses has been in accordance with applicable law and sound mining, environmental and business practice in all material respects.

15. There shall be a mutual area of interest extending for two kilometres from the outer boundary of the Licenses, with acquisitions or opportunity for acquisitions, by either party to be submitted for incorporation in the Licenses. The cost of acquiring lands within the area of interest will be included in Work Expenditures.

16. Key Gold and QGX agree that although this agreement is a binding document and subject to Canadian law, it only sets out the basic terms of the Option and the joint venture to be formed upon completion of the appropriate Work Expenditure. The parties will use their best efforts, in good faith, to ensure that more formal agreements are executed and, if appropriate, registered in Mongolia, within 12 months of the Effective Date of this agreement.

    In addition, the parties agree to take such acts and to negotiate, prepare, file, notarize and publicly record such documents in Mongolia as may be necessary at any time to protect the interests of the parties.

17. This agreement supersedes all prior agreement(s), correspondence, discussion or any other exchange between the parties in respect of and related to its subject matter.

18. Any information or data obtained in connection with the performance of this agreement is confidential and neither Key Gold nor QGX will make public statement concerning this agreement or the activities contemplated in it without the prior consent of the other. Such consent must not be unreasonably withheld. For the avoidance of doubt, withholding such consent will be deemed unreasonable if such disclosure is required by law or by a stock exchange. If a party does not give a definitive written reply to any request for permission to disclose information by the end of the third business day following the day upon which such request is made, consent to such disclosure will be deemed to have been given.
    Either party may disclose the terms hereunder and information relating to the Licenses to bone fide potential purchasers and partners in respect of the Licenses provided such party is subject to a written agreement of confidentiality reasonably approved by the other party. Such confidentiality agreement will not impair the ability of QGX to sell its interest in the Licenses or impair the value of QGX's interest in the Licenses. Either party may disclose the terms of this agreement and information relating to the Licenses to their Affiliate companies, provided such Affiliates are bound by obligations of confidentiality.

19. a) In the event that either party (the "Offering Party") wishes to divest its interest in Newco in the absence of a third party offer, it will first present the terms and conditions to the other party (the Receiving Party"). Following receipt of the proposed terms, the Receiving Party shall have 30 days to either accept the proposed terms or come to negotiated terms with the Offering Party. In the event that the parties are unable to reach agreement on the proposed purchase and sale, the Offering Party shall be free to dispose of its interest in Newco to a third party but only on terms and for consideration that is equal to or better than those offered to the Receiving Party. Such disposal must be completed within 120 days.

b) In the event that an unsolicited third party (the "Third Party") offers to purchase either party's interest in Newco, the party receiving such offer (the "Receiving Party") shall first present the terms and conditions of such offer to the other party (the "Other Party") who shall have 15 days to elect to purchase the interest under the terms and conditions presented. In the event that the Other Party declines to purchase the interest, the Receiving Party shall be free to execute the proposed purchase and sale to the Third Party on terms no less favourable than those presented to the Other Party but only for a period of 60 days.

20. Either party may transfer its rights or interest under this agreement to an Affiliate, provided that such Affiliate;

(a) accepts in writing the terms of this agreement; and

(b) is qualified to do business in Mongolia to the extent necessary to fulfill all its obligations hereunder.

21. Any notice required to be given under this agreement shall be deemed to be well and sufficiently given if delivered by courier or facsimile to the parties at their following respective addresses:

Key Gold Corporation.
1300-885 West Georgia Street
Vancouver B.C. V6C 3A8
Fax: 604 885-6540

Attn: John Anderson, CEO

QGX Ltd.
35 Main Street North, Unit 31
Waterdown, Ontario L0R 2H0
Fax: (905) 689-9443

Attn: David Anderson

22. In this agreement, Affiliate means any company controlled by or under common control with a party hereto.

Please signify the agreement of Key Gold to this agreement by counter signature below.

Yours truly,

QGX LTD.

By:

Name: David Anderson
Title: Chief Executive Officer

KEY GOLD CORPORATION

By:

Name: John Anderson
Title: Chief Executive Officer

SCHEDULE A

Exploration Licenses

Uhaa Hudag - #2926
Bayan Bulag - #4357
Tsaidam - #4680

SCHEDULE B

Map of the Licenses

see next page